SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 31, 1999

Old Kent Financial Corporation
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-14591 (Commission File Number)	38-1986608 (IRS Employer Identification no.)

111 Lyon Street, N.W. Grand Rapids, Michigan (Address of principal executive offices)	49503 (Zip Code)

Registrant's telephone number,
including area code: (616) 771-5000

Item 5.     Other Events.

               Old Kent Financial Corporation ("Old Kent") acquired Pinnacle Banc Group, Inc. ("Pinnacle"), a holding company with headquarters in Oakbrook, Illinois, in a transaction that was effective as of September 3, 1999. All outstanding shares of Pinnacle were converted into Old Kent common stock, except for insignificant cash payments for fractional shares. Old Kent will account for the acquisition as a pooling-of-interests.

               ASR 135, as interpreted by SAB 65, indicates that no affiliate of either combining company may reduce its risk relating to its common shareholder position during a period ending when financial results including at least 30 days of post-merger combined operations have been published. This Form 8-K is filed for the purpose of publishing combined operating results to satisfy this provision. The following is a combined, condensed unaudited statement of the results of operations of Old Kent Financial Corporation and its subsidiaries for the month ended October 31, 1999.

               Pre-tax income for September includes $16 million of one-time merger related charges. These charges result in a $10.8 million negative impact to net income. Operating results for the one month period ended October 31, 1999 are not necessarily indicative of the results that may be expected for the three-month period or the year ending December 31, 1999.

               The following statement does not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. For further information, reference should be made to the consolidated financial statements and footnotes included in Old Kent Financial Corporation's annual report on Form 10-K for the year ended December 31, 1998, and its quarterly report on Form 10-Q for the quarter ended June 30, 1999.

OLD KENT FINANCIAL CORPORATION
Condensed Combined Income Statement (Unaudited)
(In thousands of Dollars)

For the Month Ended October 31, 1999

Interest Income	$ 108,885
Interest Expense	50,967
Net Interest Income	57,918
Provision for Loan Losses	2,550
Net Interest Income After Provision	55,368

Other Income:

Mortgage Banking Revenues	15,869
Investment Management & Trust Revenues	6,021
Deposit Account Revenues	6,062
Other Income	6,491
Total Other Income	34,443

Other Expenses:

Salary and Benefits Expense	28,380
Occupancy & Equipment	8,199
Other Expenses	17,621
Total Other Expenses	54,200

Income before Taxes	35,611
Income Taxes	12,399
Net income	$ 23,212

SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 9, 1999	OLD KENT FINANCIAL CORPORATION (Registrant) By: /s/ Janet S. Nisbett Janet S. Nisbett Senior Vice President and Controller